UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.                 )

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MOLINA HEALTHCARE, INC.

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(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, May 2, 2012

Dear Fellow Stockholder:

Our 2012 annual meeting of stockholders will be held at 10:00 a.m. local time on Wednesday, May 2, 2012, at 300 Oceangate, Suite 950, Long Beach, California, 90802, for the following purposes:

1.	To elect three Class I directors to hold office until the 2015 annual meeting.

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice. The board of directors has fixed the close of business on March 13, 2012 as the record date for the determination of stockholders entitled to notice of and to vote at the annual meeting and at any continuation, adjournment, or postponement thereof.

This notice and the accompanying proxy statement are being mailed or transmitted on or about March 28, 2012 to the Company’s stockholders of record as of March 13, 2012.

Every stockholder vote is important. Please sign, date, and promptly return the enclosed proxy card in the enclosed envelope, or vote by telephone or Internet (instructions are on your proxy card), so that your shares will be represented whether or not you attend the annual meeting.

By order of the board of directors,

Joseph M. Molina, M.D.

Chairman of the Board, Chief Executive Officer,

and President

Long Beach, California

March 28, 2012

ANNUAL MEETING OF STOCKHOLDERS

To Be Held Wednesday, May 2, 2012

About the Annual Meeting

Who is soliciting my vote?

The board of directors of Molina Healthcare, Inc. (sometimes referred to herein as “the Company” or “Molina Healthcare”) is soliciting your vote at the 2012 annual meeting of Molina Healthcare’s stockholders.

What will I be voting on?

Stockholders will be voting on the following matters:

1.	The election of three Class I directors to hold office until 2015;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012; and

3.	In accordance with the best judgment of the individuals named as proxies on the proxy card, on any other matters properly brought before the meeting.

How many votes do I have?

You will have one vote for every share of Molina Healthcare common stock you owned on March 13, 2012, which was the record date.

How many votes can be cast by all stockholders?

46,320,148, consisting of one vote for each share of Molina Healthcare’s common stock that was outstanding on the record date. There is no cumulative voting.

How many votes must be present to hold the meeting?

A majority of the votes that can be cast, or 23,160,075 votes. We urge you to vote by proxy even if you plan to attend the annual meeting so that we will know as soon as possible whether enough votes will be present for us to hold the meeting.

How do I vote?

You can vote either in person at the annual meeting or by proxy whether or not you attend the annual meeting.

To vote by proxy, you must:

•	fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage-paid envelope,

•	vote by telephone (instructions are on the proxy card), or

•	vote by Internet (instructions are on the proxy card).

To ensure that your vote is counted, please remember to submit your vote by May 1, 2012, the day before the annual meeting.

If you want to vote in person at the annual meeting and you hold your Molina Healthcare stock through a securities broker (that is, in street name), you must obtain a proxy from your broker and bring that proxy to the meeting.

Can I change my vote or revoke my proxy?

Yes. Just send in a new proxy card with a later date, or cast a new vote by telephone or Internet, or send a written notice of revocation to Molina Healthcare’s Corporate Secretary at 200 Oceangate, Suite 100, Long Beach, California 90802. If you attend the annual meeting and want to vote in person, you can request that your previously submitted proxy not be used.

What if I do not vote for the two proposals listed on my proxy card?

If you return a signed proxy card without indicating your vote, in accordance with the board’s recommendation, your shares will be voted as follows:

1.	For the three director nominees listed on the card; and

2.	For the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012.

Can my broker vote my shares for me on each of the proposals?

Proposal 1 is not considered a routine matter under New York Stock Exchange (NYSE) rules, and brokers will not be permitted to vote on Proposal 1 if the beneficial owners fail to provide voting instructions. Under NYSE rules, Proposal 2 is considered a routine matter on which brokers will be permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. Please vote your proxy so your vote can be counted.

Can my shares be voted if I do not return my proxy card and do not attend the annual meeting?

If you do not vote your shares held in street name, your broker can vote your shares on matters that the NYSE has ruled discretionary. As noted above, Proposal 1 is not a discretionary item. However, Proposal 2, the proposal to ratify the appointment of Ernst & Young LLP is a discretionary item, and thus NYSE member brokers that do not receive instructions from beneficial owners may vote such shares at their discretion for that proposal.

If you do not vote the shares registered directly in your name, not in the name of a bank or broker, your shares will not be voted.

How many votes are needed for each proposal and how are the votes counted?

In the election of directors (Item 1 on the proxy card), the three nominees receiving the greatest number of votes cast for shall be elected as directors. Abstentions and broker non-votes will have no effect on the voting outcome with respect to the election of directors.

The favorable vote of a majority of the shares present in person or by proxy and entitled to vote will be required for:

(i)	the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2012 (Item 2 on the proxy card); and

(ii)	any other proposal that might properly come before the meeting.

Abstentions will be counted toward the tabulation of votes cast on Proposal 2 and will have the effect of negative votes. Broker non-votes will have the effect of negative votes.

Could other matters be decided at the annual meeting?

We do not know of any other matters that will be considered at the annual meeting. If any other matters arise at the annual meeting, the proxies will be voted at the discretion of the proxy holders.

What happens if the meeting is postponed or adjourned?

Your proxy will still be good and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Do I need proof of stock ownership to attend the annual meeting?

Yes, you will need proof of ownership of Molina Healthcare stock to enter the meeting.

When you arrive at the annual meeting, you may be asked to present photo identification, such as a driver’s license. If you are a stockholder of record, you will be on the list of Molina Healthcare’s registered stockholders. If your shares are held in the name of a bank, broker, or other holder of record, a recent brokerage statement or letter from a bank or broker is an example of proof of ownership. In accordance with our discretion, we may admit you only if we are able to verify that you are a Molina Healthcare stockholder.

How can I access Molina Healthcare’s proxy materials and 2011 Annual Report electronically?

This proxy statement and the 2011 Annual Report are available on Molina Healthcare’s website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “2012 Annual Meeting Materials.”

Most stockholders can elect not to receive paper copies of future proxy statements and annual reports and can instead view those documents on the Internet. If you are a stockholder of record, you can choose this option and save Molina Healthcare the cost of producing and mailing these documents by following the instructions provided when you vote over the Internet. If you hold your Molina Healthcare stock through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect not to receive paper copies of future proxy statements and annual reports. If you choose not to receive paper copies of future proxy statements and annual reports, you will receive an e-mail message next year containing the Internet address to use to access Molina Healthcare’s proxy statement and annual report. Your choice will remain in effect until you tell us otherwise.

Where can I find the voting results?

We intend to announce preliminary voting results at the annual meeting. We will publish the final results in a current report on Form 8-K, which we expect to file within four business days after the annual meeting is held. You can obtain a copy of the Form 8-K by logging on to our website at www.molinahealthcare.com, or through the EDGAR system of the Securities and Exchange Commission, or SEC, at www.sec.gov. Information on our website does not constitute part of this proxy statement.

Annual Report

If you received these materials by mail, you should have also received with them Molina Healthcare’s Annual Report to Stockholders for 2011. The 2011 Annual Report is also available on Molina Healthcare’s website at www.molinahealthcare.com as described above. We urge you to read these documents carefully. In accordance with the rules of the SEC, the Company’s performance graph appears on page 40 of our 2011 Annual Report.

Corporate Governance

Molina Healthcare continually strives to maintain high standards of ethical conduct, to report its results with accuracy and transparency, and to maintain full compliance with the laws, rules, and regulations that govern Molina Healthcare’s business.

The current charters of the audit committee, the corporate governance and nominating committee, the compensation committee, and the compliance committee, as well as Molina Healthcare’s corporate governance guidelines, code of business conduct and ethics, and Related Person Transaction Policy are available in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link for “Corporate Governance.” Molina Healthcare stockholders may obtain printed copies of these documents free of charge by writing to Molina Healthcare, Inc., Juan Jose Orellana, Vice President of Investor Relations, 200 Oceangate, Suite 100, Long Beach, California 90802.

Corporate Governance and Nominating Committee

The corporate governance and nominating committee’s mandate is to review and shape corporate governance policies and identify qualified individuals for nomination to the board of directors. All of the members of the committee meet the independence standards contained in the NYSE corporate governance rules and Molina Healthcare’s Corporate Governance Guidelines.

Molina Healthcare has designated the chair of the board’s corporate governance and nominating committee  — Ronna E. Romney — as its lead director. The lead director presides at executive sessions of the independent directors, serves as a liaison between the chairman and the independent directors, approves information sent to the board, approves meeting agendas for the board, and approves meeting schedules to ensure that there is sufficient time for discussion of all agenda items.

The committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management, and by stockholders. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, résumé, and biographical information to the attention of the Corporate Secretary as described below under “Submission of Future Stockholder Proposals.” All proposals for nominations received by the Corporate Secretary will be presented to the committee for its consideration.

The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills, and expertise based on a variety of factors, including breadth of experience reflecting that the candidate will be able to make a meaningful contribution to the board’s discussion of and decision-making regarding the array of complex issues facing the Company; understanding of the Company’s business environment; the possession of expertise that would complement the attributes of our existing directors; whether the candidate will appropriately balance the legitimate interests and concerns of all stockholders and other stakeholders in reaching decisions rather than advancing the interests of a particular constituency; and whether the candidate will be able to devote sufficient time and energy to the performance of his or her duties as a director. Application of these factors involves the exercise of judgment by the committee and the board.

Based on its assessment of each candidate’s independence, skills, and qualifications, the committee will make recommendations regarding potential director candidates to the board.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors, and members of senior management.

As of February 13, 2012, Governor Garrey E. Carruthers was elected as a Class I director by the Board to fill an existing vacancy in Class I of the Board. For the 2012 annual meeting, the Company did not receive notice of any director nominations from our stockholders.

Board Diversity

Diversity is among the factors that the corporate governance and nominating committee considers when evaluating the composition of the board. Among the criteria for board membership as stated in the Company’s Corporate Governance Guidelines is a diversified membership: “The Board shall be committed to a diversified membership, in terms of the various experiences and areas of expertise of the individuals involved.” Each director candidate contributes to the board’s overall diversity by providing a variety of perspectives, personal, and professional experiences and backgrounds. The board is satisfied that the current nominees reflect an appropriate diversity of gender, age, race, geographical background, and experience, and is committed to continuing to consider diversity issues in evaluating the composition of the board.

Corporate Governance Guidelines

The Company’s Corporate Governance Guidelines embody many of our practices, policies, and procedures, which are the foundation of our commitment to sound corporate governance practices. The Guidelines are reviewed annually and revised as necessary. The Guidelines outline the responsibilities, operations, qualifications, and composition of the board. The Guidelines provide that a majority of the members of the board shall be independent.

The Guidelines require that all members of the Company’s audit, corporate governance and nominating, and compensation committees be independent. Committee members are appointed by the board upon recommendation of the corporate governance and nominating committee. Committee membership and chairs are rotated from time to time in accordance with the board’s judgment. The board and each committee have the power to hire and fire independent legal, financial, or other advisors, as they may deem necessary.

Meetings of the non-management directors are held as part of every regularly scheduled board meeting and are presided over by the lead independent director.

Directors are expected to prepare for, attend, and participate in all board meetings, meetings of the committees on which they serve, and the annual meeting of stockholders. All of the directors then in office attended Molina Healthcare’s 2011 annual meeting.

The corporate governance and nominating committee conducts an annual review of board performance, and an annual review of individual director performance. In addition, each committee conducts its own self-evaluation. The results of these evaluations are reported to the board.

Directors have full and free access to senior management and other employees of Molina Healthcare. New directors are provided with an orientation program to familiarize them with Molina Healthcare’s business, and its legal, compliance, and regulatory profile. Molina Healthcare makes available to the board educational seminars on a variety of topics. These seminars are intended to allow directors to develop a deeper understanding of relevant health care, governmental, and business issues facing the Company.

The board reviews the compensation committee’s report on the performance of Dr. Molina, the Company’s current chief executive officer, and of John Molina, the Company’s current chief financial officer, in order to ensure that they are providing effective leadership for Molina Healthcare. The board also works with the compensation committee to identify potential successors to the chief executive officer, the chief financial officer, and other senior executive officers of the Company.

Director Independence

The board of directors has determined that, except for Dr. J. Mario Molina and Mr. John Molina, each of the directors of the Company, including the three nominees identified in this proxy statement, has no material relationship with the Company that would interfere with the exercise of his or her independent judgment as a director, and is otherwise “independent” in accordance with the applicable listing requirements of the NYSE. In making that determination, the board of directors considered all relevant facts and circumstances, including the director’s commercial, consulting, legal, accounting, charitable, and familial relationships. The board of directors applied the following standards, which provide that a director will not be considered independent if he or she:

•	Is an officer or employee of the Company or its subsidiaries or has an immediate family member who is an officer or employee of the Company or its subsidiaries.

•

Receives, or who has an immediate family member who received, during any 12 month period, direct compensation from the Company in excess of $120,000 (other than director or committee fees or pension or other forms of deferred compensation for prior service, provided such compensation is not contingent in any way on continued service).

•

Is an executive officer of another company or is an immediate family member of an executive officer of another company where any of the Company’s executive officers at the same time serve on that company’s compensation committee.

•

Is (a) a current partner or employee of a firm that is the Company’s internal or external auditor; (b) an immediate family member who is a current partner of such a firm; (c) an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) an immediate family member (or within the last three years, was an immediate family member) of a partner or employee of such a firm and personally worked on the Company’s audit within the last three years.

•

Is a current employee, or is an immediate family member of a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

The independence of directors and the materiality of any business relationships delineated above shall be determined by the Board, and its determination shall be final.

Related Party Transactions

The board has adopted a policy regarding the review, approval, and monitoring of transactions involving the Company and related persons (directors and executive officers or their immediate family members). Such related persons are required to promptly and fully disclose to the Company’s general counsel all financial, social, ethical, personal, legal, or other potential conflicts of interest involving the Company. The general counsel shall confer as necessary with the lead independent director and/or with the Company’s corporate governance and nominating committee regarding the facts of the matter and the appropriate resolution of any conflict of interest situation in the best interests of the Company, including potential removal of the related person from a position of decision-making or operational authority with respect to the conflict situation, or other more significant steps depending upon the nature of the conflict.

The Company has an equity investment in a medical service provider that provides certain vision services to the Company’s members. The Company accounts for this investment under the equity method of accounting because the Company has an ownership interest in the investee that confers significant influence over operating and financial policies of the investee. As of December 31, 2011, and 2010, the Company’s carrying amount for this investment amounted to $3.9 million, and $3.8 million, respectively. For the years ended December 31, 2011, 2010, and 2009, the Company paid $24.3 million, $22.0 million, and $21.8 million, respectively, for medical service fees to this provider.

The Company is a party to a fee-for-service agreement with Pacific Hospital of Long Beach (“Pacific Hospital”), which is owned by Abrazos Healthcare, Inc. Until October 2010, the shares of Abrazos Healthcare, Inc. were held as community property by the husband of Dr. Martha Bernadett, the sister of Dr. J. Mario Molina, the Company’s Chief Executive Officer, and John Molina, the Company’s Chief Financial Officer. As of October 2010, Abrazos Healthcare, Inc. and, therefore, Pacific Hospital, were no longer owned by any related party of the Company. Amounts paid to Pacific Hospital under the terms of this fee-for-service agreement were $0.7 million, $1.0 million, and $0.7 million for the years ended December 31, 2011, December 31, 2010, and December 31, 2009 respectively. The Company believes that the fee-for-service agreement with Pacific Hospital was based on prevailing market rates for similar services.

Compensation Committee Interlocks

The persons listed on page 12 were the members of the compensation committee during 2011. No member of the compensation committee was a part of a “compensation committee interlock” during fiscal year 2011 as described under SEC rules. In addition, none of our executive officers served as a director or member of the compensation committee of another entity that would constitute a “compensation committee interlock.” No member of the compensation committee had any material interest in a transaction with Molina Healthcare. Except for Dr. J. Mario Molina and Mr. John C. Molina, no director is a current or former employee of Molina Healthcare or any of its subsidiaries.

Code of Business Conduct and Ethics

The board has adopted a Code of Business Conduct and Ethics governing all employees of Molina Healthcare and its subsidiaries. A copy of the Code of Business Conduct and Ethics is available on our website at www.molinahealthcare.com. From the Molina home page, click on “About Molina,” then click on “Investors,” and then click on “Corporate Governance.” There were no waivers of our Code of Business Conduct and Ethics during 2011. We intend to disclose amendments to, or waivers of, our Code of Business Conduct and Ethics, if any, on our website.

Compliance Hotline

The Company encourages employees to raise possible ethical issues. The Company offers several channels by which employees and others may report ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls, or auditing matters. We provide a Compliance Hotline that is available 24 hours a day, seven days a week. Individuals may choose to remain anonymous. We prohibit retaliatory action against any individual for raising legitimate concerns or questions regarding ethical matters, or for reporting suspected violations.

Co mmunications with the Board

Stockholders or other interested parties who wish to communicate with a member or members of the board of directors, including the lead independent director or the non-management directors as a group, may do so by addressing their correspondence to the individual board member or board members, c/o Corporate Secretary, Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802. The board of directors has approved a process pursuant to which the Corporate Secretary shall review and forward correspondence to the appropriate director or group of directors for response.

PROPOSAL NO. 1 — ELECTION OF DIRECTORS

Our nine-member board of directors is divided into three classes — Class I, Class II, and Class III — with each class having three board seats. The terms of the Class I directors expire at the 2012 annual meeting, while the terms of the Class II directors expire at the 2013 annual meeting, and the terms of the Class III directors expire at the 2014 annual meeting.

The three current Class I directors are Gov. Garrey E. Carruthers, Dr. Frank E. Murray and John P. Szabo, Jr. The directors to be elected as Class I directors at the 2012 annual meeting will serve until the 2015 annual meeting. All directors serve until the expiration of their respective terms and until their respective successors are elected and qualified or until such director’s earlier resignation, removal from office, death, or incapacity. Each nominee receiving more votes for his election than votes against his election will be elected.

The board of directors, upon recommendation of the corporate governance and nominating committee, has nominated the three incumbent Class I directors — Gov. Garrey E. Carruthers, Dr. Frank E. Murray and John P. Szabo, Jr. — for election as Class I directors at the 2012 annual meeting. Proxies can only be voted for the three named nominees.

In the event any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the board of directors to fill the vacancy. As of the date of this proxy statement, the board of directors is not aware of any nominee who is unable or will decline to serve as a director.

CLASS I DIRECTOR NOMINEES

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

Garrey E. Carruthers, 72	Dean of the College of Business of New Mexico State University

• Served as Molina Healthcare director since February 2012 (Class I director)

• Member of corporate governance and nominating committee, and compliance committee

• Served as New Mexico State University’s Vice President for Economic Development since 2006

• Served as the Director of the University’s Pete V. Domenici Institute since 2009

• Was the President and Chief Executive Officer of Cimarron Health Plan in New Mexico from 1993 to 2003

• From 1987 to 1990, served a term as the Governor of the state of New Mexico

• From 1981 to 1984, served as Assistant Secretary of the U.S. Department of the Interior

• Holds a Ph.D. in economics from Iowa State University

Frank E. Murray, M.D., 81	Retired Private Medical Practitioner

• Served as Molina Healthcare director since June 2004 (Class I director)

• Member of corporate governance and nominating committee, compensation committee, and compliance committee

• Has over 40 years of experience in the health care industry, including significant experience as a private practitioner in internal medicine

• Previously served on the boards of directors of the Kaiser Foundation Health Plans of Kansas City, of Texas, and of North Carolina, and served for 12 years as medical director and chairman of Southern California Permanente Medical Group

• Served on the boards of directors of both the Group Health Association of America and the National Committee for Quality Assurance (NCQA)

• Retired as medical practitioner in 1995

John P. Szabo, Jr., 47	Private Investor

• Served as Molina Healthcare director since March 2005 (Class I director)

• Chairman of compensation committee

• Member of audit committee and compliance committee

• In January 2006, founded Flint Ridge Capital LLC, an investment advisory company

• Has over 25 years experience in financial services, consisting of12 years as an equity research analyst, including working from 2000 to 2005 as a sell-side analyst at CIBC World Markets following health care services stocks, and from 1993 to 2000 as a buy-side analyst following numerous sectors, 7 years as fund manager, and 6 years experience in commercial banking

• Prior to career as equity analyst, spent six years in global corporate finance, primarily as an officer of The Mitsubishi Bank

• Earned a B.S.B.A., majoring in Finance and International Business, from Bowling Green State University

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH THE THREE NOMINEES LISTED ABOVE.

DIRECTORS WHOSE TERMS ARE NOT EXPIRING

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

J. Mario Molina, M.D., 53	President and Chief Executive Officer, Molina Healthcare

• Served as president and chief executive officer of Molina Healthcare since succeeding his father and Company founder, Dr. C. David Molina, in 1996

• Served as chairman of the board since 1996 (Class III director)

• Served as medical director of Molina Healthcare from 1991 through 1994 and was vice president responsible for provider contracting and relations, member services, marketing, and quality assurance from 1994 to 1996

• Earned an M.D. from the University of Southern California and performed medical internship and residency at the Johns Hopkins Hospital

• Brother of John C. Molina, Molina Healthcare’s chief financial officer

Steven J. Orlando, 60	Founder, Orlando Company

• Served as Molina Healthcare director since November 2005 (Class III director)

• Member of audit committee, compensation committee, and corporate governance and nominating committee

• Has over 30 years of business and corporate finance experience

• From 1988 to 1994 and from 2000 to the present, has operated his own financial management and business consulting practice, Orlando Company

• Served as Greater Sacramento Bancorp director and chairman of its audit committee since January 2009

• From 1997 to 2000, served as the chief financial officer of System Integrators, Inc., an international software company

• Served on multiple corporate boards, including service as chairman of the audit committee for Pacific Crest Capital, Inc., a Nasdaq-listed corporation

• Certified public accountant (inactive)

Charles Z. Fedak, 60	Founder, Charles Z. Fedak & Co., CPAs

• Molina Healthcare director since 2002 (Class II director)

• Chairman of audit committee

• Member of compensation committee and compliance committee

• Certified public accountant since 1975

• Founded Charles Z. Fedak & Co., Certified Public Accountants, in 1981

• Employed by KPMG from 1975 to 1980

• Employed by Ernst & Young LLP from 1973 to 1975

• Holds MBA degree from California State University, Long Beach

• Molina Healthcare audit committee financial expert

Name and Age at Record Date	Position, Principal Occupation, and Business Experience

John C. Molina, 47	Chief Financial Officer, Molina Healthcare

• Molina Healthcare director since 1994 (Class II director)

• Member of compliance committee

• Executive vice president, financial affairs, since 1995, treasurer since 2002, and chief financial officer since 2003

• Member of the Federal Reserve Bank of San Francisco board of directors, Los Angeles branch

• Past president of the California Association of Primary Care Case Management Plans

• J.D. from the University of Southern California School of Law

• Brother of J. Mario Molina, M.D., Molina Healthcare’s chief executive officer

Sally K. Richardson, 79	Executive Director, Institute for Health Policy Research

• Molina Healthcare director since 2003 (Class II director)

• Chairwoman of compliance committee

• Member of governance and compensation committees

• Since 1999, served as the Executive Director of the Institute for Health Policy Research and as Associate Vice President for the Health Sciences Center of West Virginia University (Emeritus status as of 2011)

• From 1995 to 1999, served as the Director of the Center for Medicaid and State Operations, Health Care Financing Administration, U.S. Department of Health and Human Services

• From 2000 to 2004, served on the National Advisory Committee on Rural Health, U.S. Department of Health and Human Resources

• Currently serves on the Policy Council, National Office of March of Dimes, and the CMS Advisory Committee on Health Disparities

• Currently serves as President of the West Virginia Rural Health Association

• Awarded the Louis Gorin Award (2007) for Outstanding Achievement in Rural Health Care

Ronna E. Romney, 68	Director, Park-Ohio Holding Corporation

• Served as Molina Healthcare director since 1999 (Class III director)

• Lead independent director

• Chairwoman of corporate governance and nominating committee

• Member of audit committee and compensation committee

• Director of Molina Healthcare of Michigan from 1999 to 2004

• Since 2001 to present, served as director for Park-Ohio Industries, Inc., a publicly-traded logistics and diversified manufacturing company

• Candidate for the United States Senate for state of Michigan in 1996

• From 1989 to 1993, appointed by President George H. W. Bush to serve as Chairwoman of the President’s Commission on White House Fellowships

• From 1984 to 1992, served as the Republican National Committeewoman for the state of Michigan

• From 1982 to 1985, appointed by President Reagan to serve as Commissioner of the President’s National Advisory Council on Adult Education

Meetings of the Board of Directors and Committees

During 2011, the board of directors met nine times, the audit committee met eight times, the corporate governance and nominating committee met four times, the compensation committee met seven times, and the compliance committee met four times. Each director attended at least 75% of the total number of meetings of the board and board committees of which he or she was a member in 2011 and each director attended the 2011 annual meeting of stockholders held on April 27, 2011.

Meetings of Non-Management Directors

The Company’s non-management directors meet in executive session without any management directors in attendance each time the full board convenes for a regularly scheduled in-person board meeting, which is usually four times each year, and, if the board convenes a special meeting, the non-management directors may meet in executive session if the circumstances warrant. The lead independent director presides at each executive session of the non-management directors.

Board Leadership Structure

Dr. J. Mario Molina currently serves as both the Company’s chairman of the board and its chief executive officer. The board believes that Dr. Molina’s serving in these dual roles provides for productive and transparent communications between management and the board. In addition, the board strongly supports having an independent director in a board leadership position at all times. The lead independent director — Ronna E. Romney — has similar duties to the chairman, including leading the executive sessions of the non-management directors at board meetings. Having an independent lead director enables non-management directors to raise issues and concerns for board consideration without immediately involving management. Ms. Romney also serves as a liaison between the board and senior management. The Company’s board has determined that the current board leadership structure, with a combined chairman and chief executive officer, along with a separate lead independent director, is the most appropriate structure at this time.

Board’s Role in Risk Oversight

The board oversees the Company’s overall risk management function. The board regularly receives a report on risks from senior management with respect to the Company’s management of major risks, including efforts to identify, assess, manage, and mitigate risks that may affect the Company’s ability to execute on its corporate strategy and fulfill its business objectives. The board’s role is to oversee this effort and to consult with management on the effectiveness of risk identification, measurement, and monitoring processes, and the adequacy of staffing and action plans, as needed. In addition, the compensation committee reviews compensation programs to ensure that they do not encourage unnecessary or excessive risk-taking.

Committees of the Board of Directors

The four standing committees of the board of directors are: (i) the audit committee; (ii) the corporate governance and nominating committee; (iii) the compensation committee; and (iv) the compliance committee.

The audit committee performs a number of functions, including: (i) reviewing the adequacy of the Company’s internal system of accounting controls, (ii) meeting with the independent accountants and management to review and discuss various matters pertaining to the audit, including the Company’s financial statements, the report of the independent accountants on the results, scope, and terms of their work, and the recommendations of the independent accountants concerning the financial practices, controls, procedures, and policies employed by the Company, (iii) resolving disagreements between management and the independent accountants regarding financial reporting, (iv) reviewing the financial statements of the Company, (v) selecting, evaluating, and, when appropriate, replacing the independent accountants, (vi) reviewing and approving fees to be paid to the independent accountants, (vii) reviewing and approving all permitted non-audit services to be performed by the independent accountants, (viii) establishing procedures for the receipt, retention, and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters and the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters, (ix) considering other appropriate matters regarding the financial affairs of the Company, and (x) fulfilling the other responsibilities set out in its charter, as adopted by the board. The report of the audit committee required by the rules of the SEC is included in this proxy statement.

The audit committee consists of Mr. Fedak (Chair), Ms. Romney, Mr. Szabo, and Mr. Orlando. The board has determined that each of Mr. Fedak and Mr. Orlando qualify as an “audit committee financial expert” as defined by the SEC. In addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each member of the audit committee is independent within the meaning of the corporate governance rules of the NYSE. Each member of the audit committee is also financially literate. The audit committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

The corporate governance and nominating committee is responsible for identifying individuals qualified to become board members and recommending to the board the director nominees for the next annual meeting of stockholders. It leads the board in its annual review of the board’s performance and recommends to the board director candidates for each committee for appointment by the board. The committee takes a leadership role in shaping corporate governance policies and practices, including recommending to the board the Corporate Governance Guidelines and monitoring Molina Healthcare’s compliance with these Guidelines. The committee is responsible for reviewing potential conflicts of interest involving directors, executive officers, or their immediate family members. The committee also reviews Molina Healthcare’s Code of Business Conduct and Ethics and other internal policies to help ensure that the principles contained in the Code are being incorporated into Molina Healthcare’s culture and business practices.

The corporate governance and nominating committee currently consists of Ms. Romney (Chair), Gov. Carruthers, Ms. Richardson, Dr. Murray, and Mr. Orlando, each of whom is “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The corporate governance and nominating committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

The compensation committee is responsible for determining the compensation for Dr. Molina, our chief executive officer, for John Molina, our chief financial officer, and also approves the compensation Dr. Molina recommends as chief executive officer for the other senior executive officers. The committee reviews and discusses with management the Compensation Discussion and Analysis, and, if appropriate, recommends to the board that the Compensation Discussion and Analysis be included in Molina Healthcare’s proxy statement filing with the SEC. In addition, the committee administers Molina Healthcare’s 2002 Equity Incentive Plan and the 2011 Equity Incentive Plan. The committee also reviews Molina Healthcare’s succession planning and executive development activities, as well as the performance of senior management.

Each committee has the authority to retain special consultants or experts to advise the committee, as the committee may deem appropriate or necessary in its sole discretion. From time to time, the compensation committee has retained a compensation consultant to provide the committee with comparative data on executive compensation and advice on Molina Healthcare’s compensation programs for senior management.

The compensation committee currently consists of Mr. Szabo (Chair), Mr. Fedak, Ms. Richardson, Mr. Orlando, Dr. Murray, and Ms. Romney. The board has determined that in addition to being independent according to the board’s independence standards as set out in its Corporate Governance Guidelines, each of the members of the compensation committee is independent according to the corporate governance rules of the NYSE. In addition, each of the members of the committee is a “non-employee director” as defined in Section 16 of the Securities Exchange Act of 1934, and is also an “outside director” as defined by Section 162(m) of the Internal Revenue Code.

A copy of the compensation committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

The compliance committee currently consists of Ms. Richardson (Chair), Gov. Carruthers, Mr. Fedak, Dr. Murray, Mr. Szabo, and John Molina. With the exception of Mr. Molina, all members of the compliance committee are “independent” under the NYSE listing standards and the Company’s Corporate Governance Guidelines. The compliance committee, together with the audit committee, assists the board of directors in its oversight of the Company’s compliance with applicable legal and regulatory requirements. Whereas the audit committee has oversight over matters of financial compliance (e.g., accounting, auditing, financial reporting, and investor disclosures), as to all other areas of compliance (“non-financial compliance”), the compliance committee has oversight responsibility in the first instance. However, the two committees meet jointly at least annually to review the major non-financial compliance matters, including the overall state of compliance, significant legal or regulatory compliance exposures, and material reports or inquiries from regulators. The compliance committee also is responsible for overseeing the Company’s compliance program and monitoring its performance. The compliance committee charter is available for viewing in the “Investors” section of Molina Healthcare’s website, www.molinahealthcare.com, under the link, “Corporate Governance.”

Involvement in Certain Legal Proceedings

There are no legal proceedings to which any director, officer, nominee, or principal stockholder, or any affiliate thereof, is a party adverse to the Company or has a material interest adverse to the Company.

Non-Employee Director Compensation

The compensation committee makes recommendations to the board with respect to the compensation level of directors, and the board determines their compensation. During 2011, the Company paid each non-employee director an annual retainer of $50,000. We also paid an additional annual retainer of $20,000 to the lead independent director, $17,500 to the chair of the audit committee, $5,000 to each audit committee member, $12,500 to the chairs of each of the corporate governance and nominating committee and the compensation committee, and $7,500 to the chair of the compliance committee. We paid each non-employee director $2,000 for each board and committee meeting attended in person, except each audit committee member received $2,500 for each audit committee meeting attended. Non-employee directors also received $1,000 for participation in each telephonic board meeting. The Company also reimburses its board members for expenses incurred in attending board and committee meetings or performing other services for Molina Healthcare in their capacities as directors. Such expenses include food, lodging, and transportation. Directors who are employees of the Company or its subsidiaries do not receive any compensation for their services as directors. In 2011, the directors who were employees were Dr. J. Mario Molina and John Molina.

In order to link the financial interests of the non-employee directors to the interests of the stockholders, encourage support of the Company’s long-term goals, and align director compensation to the Company’s performance, each non-employee director was granted 12,000 shares of common stock, vesting in 3,000 share increments at the end of each fiscal quarter subsequent to the date of the annual stockholder meeting. The total value of this stock grant in 2011 for each non-employee director was $342,960.

NON-EMPLOYEE DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)		Total ($)
Charles Z. Fedak	135,500	342,960	—	110,700	(2)	589,160
Frank E. Murray	98,000	342,960	—	—		440,960
Steven J. Orlando	135,500	342,960	—	—		478,460
Sally K. Richardson	101,500	342,960	—	—		444,460
Ronna E. Romney	154,500	342,960	—	—		497,460
John P. Szabo, Jr.	124,000	342,960	—	—		466,960

(1)

The amounts in this column do not reflect compensation actually received by the named director. Rather, the amounts shown represent the aggregate grant date fair value of the award of 8,000 shares on April 28, 2011, using the closing price of our common stock on that grant date of $42.87. Adjusted for the 3 for 2 stock split effective May 23, 2011, the grant made was for 12,000 shares at a closing price of $28.58.

(2)	On December 20, 2011, Mr. Fedak exercised 10,000 options. The exercise price of the options was $11.32 per share compared with a market value of $22.39 per share.

The compensation committee periodically reviews benchmarking assessments of director compensation at comparable companies in order to determine competitive levels of compensation to attract qualified candidates for board service. Upon recommendation of the compensation committee, the board of directors decided to leave the directors’ compensation for 2012 unchanged from the 2011 levels. In addition to being paid the cash compensation described above, each non-employee director shall be granted 12,000 shares of common stock, vesting in 3,000 share increments at the end of each fiscal quarter, on May 3, 2012, the day after the 2012 annual stockholder meeting.

Stock Ownership Guidelines

The board of directors of the Company believes that individual directors should own and hold a reasonable number of shares of common stock of the Company to further align the director’s interests and actions with those of the Company’s stockholders, and also to demonstrate confidence in the long-term prospects of the Company.

Directors of the Company are encouraged to own at least 4,500 shares of the Company’s common stock. Shares that satisfy these guidelines may be those owned directly, through a trust, or by a spouse or child, and shall include shares purchased on the open market, vested or unvested shares of restricted stock, or exercised and retained option shares. Each director of the Company, except Gov. Carruthers who was elected to the board of directors in February 2012, satisfied these stock ownership guidelines as of December 31, 2011.

Executive Officers

Two of our directors, J. Mario Molina, M.D. and John C. Molina, J.D., and the following persons were our executive officers at December 31, 2011.

Terry P. Bayer, 61, has served as our chief operating officer since November 2005. She had formerly served as our executive vice president, health plan operations since January 2005. Ms. Bayer has 25 years of healthcare management experience, including staff model clinic administration, provider contracting, managed care operations, disease management, and home care. Prior to joining us, her professional experience included regional responsibility at FHP, Inc. and multi-state responsibility as regional vice-president at Maxicare; Partners National Health Plan, a joint venture of Aetna Life Insurance Company and Voluntary Hospital Association (VHA); and Lincoln National. She has also served as executive vice president of managed care at Matria Healthcare, president and chief operating officer of Praxis Clinical Services, and as Western Division President of AccentCare. She holds a juris doctorate from Stanford University, a master’s degree in public health from the University of California, Berkeley, and a bachelor’s degree in communications from Northwestern University.

Joseph W. White, 53, has served as our Chief Accounting Officer since 2003. In his role as Chief Accounting Officer, Mr. White is responsible for oversight of the Company’s accounting, reporting, forecasting, budgeting, actuarial, procurement, treasury and facilities functions. Mr. White has 25 years of financial management experience in the health care industry. Prior to joining the Company in 2003, Mr. White worked for

Maxicare Health Plans, Inc. from 1987 through 2002. Mr. White holds a Master’s degree in Business Administration and a Bachelor’s degree in Commerce from the University of Virginia. Mr. White is a Certified Public Accountant.

Stephen T. O’Dell, 60, has served as our Senior Vice President, Growth & Corporate Development, since December 2010. Mr. O’Dell is responsible for leading the Company’s strategic growth efforts, including mergers and acquisitions, business development and health care reform readiness strategy and implementation. Prior to this role, Mr. O’Dell served the Company as President and CEO of our California health plan and more recently as a Regional Vice President overseeing the strategic direction and operations of our health plans in Washington, Utah, New Mexico and Texas as well as the Company’s medical clinics in California. Mr. O’Dell has more than 30 years of executive experience in the managed health care industry. He has held executive positions at First

Consulting Group, Blue Cross Blue Shield of Colorado, Nevada and New Mexico and FHP International. Mr. O’Dell holds a Master of Science degree in Health Administration from the University of Colorado Health Sciences Center and a Bachelor of Arts degree in History from Lewis & Clark College in Oregon.

Executive officers are appointed annually by the board of directors, subject to the terms of their employment agreements.

AUDIT MATTERS

Audit Committee Report

The audit committee (“committee”) operates under a charter that specifies the scope of the committee’s responsibilities and how it carries out those responsibilities.

The board of directors has determined that all four members of the committee are independent based upon the standards adopted by the board, which incorporate the independence requirements under applicable laws, rules, and regulations.

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, risk management and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Ernst & Young LLP, the Company’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The committee’s responsibility is to monitor and oversee these processes and procedures. The committee relies, without independent verification, on the information provided to it and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

The committee’s meetings facilitate communication among the members of the committee, management, the internal auditors, and the Company’s independent auditors. The committee separately met with each of the internal and independent auditors with and without management, to discuss the results of their examinations and their observations and recommendations regarding the Company’s internal controls. The committee also discussed with the Company’s independent auditors all communications required by generally accepted auditing standards.

The committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the year ended December 31, 2011 with management, the internal auditors, and the Company’s independent auditors.

The committee has received the written disclosures required by PCAOB Rule 3526 — “Communication with Audit Committees Concerning Independence.” The committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself as to the auditors’ independence.

The committee has reviewed and approved the amount of fees paid to the independent auditors for audit, audit related, and tax compliance services. The committee concluded that the provision of services by the independent auditors is compatible with the maintenance of their independence.

Based on the above-mentioned review and discussions, and subject to the limitations on our role and responsibilities described above and in the committee charter, the committee recommended to the board that the

Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC.

Audit Committee

Charles Z. Fedak, CPA, MBA, Chair

Ronna E. Romney

John P. Szabo, Jr.

Steven J. Orlando, CPA (inactive)

EXECUTIVE COMPENSATION

The Compensation Committee Report

The compensation committee has reviewed and discussed the following Compensation Discussion and Analysis with the members of management of the Company. Based on its review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee

John P. Szabo, Jr., Chair

Charles Z. Fedak, CPA, MBA

Frank E. Murray, MD

Steven J. Orlando, CPA (inactive)

Sally K. Richardson

Ronna E. Romney

March 23, 2012

Compensation Discussion and Analysis

Overview

The Company is committed to responsible compensation practices and structures. For 2012, the Company believes it has balanced the need to retain, motivate, and reward its employees fairly and competitively based on their performance, while assuring that their compensation reflects principles of risk management and performance metrics that reflect long-term contributions to sustained profitability, as well as fidelity to the values and rules of conduct expected of them.

The Role of the Compensation Committee

The compensation committee has primary responsibility for overseeing and reviewing the design and structure of the Company’s compensation programs to ensure that such programs achieve their intended purposes in furtherance of the Company’s strategic priorities. In addition, the committee seeks to align the interests of management with the interests of the Company’s stockholders by linking pay with performance. Doing so, we believe, incentivizes performance which promotes the ultimate objective of increasing stockholder value. Further, the compensation committee is directly responsible for evaluating the performance of and determining the compensation paid to our chief executive officer and our chief financial officer. Finally, the compensation committee is responsible for evaluating and approving the compensation levels of our other key executive officers as recommended to the committee by the chief executive officer.

Our Compensation Approach

The health care environment and managed care industry are complex, and there is a limited pool of executives with the relevant industry experience and management skills to provide effective leadership in this environment. Moreover, because of the significant competition within our industry, there is a continuing demand for managed care executive talent. Given that industry background, our compensation programs are intended to attract and retain executives with the knowledge, experience, and leadership capability necessary for us to operate our business successfully. Moreover, our compensation programs seek to align the interests of our executives with those of our stockholders by rewarding our executives with a cash bonus for results that create short-term stockholder value, and with equity compensation for results that create short-term or long-term stockholder value.

In an effort to assess where the Company’s current compensation levels and programs stand for its top executives, including the Company’s chief executive officer and chief financial officer stand in relation to the compensation levels of the Company’s industry peers, in 2011 the compensation committee engaged the consulting firm of James F. Reda & Associates, LLC, a Division of Gallagher Benefit Services, Inc. (the “Reda Firm”) to conduct a total compensation study for the Company’s top executives. The Reda Firm is the same compensation consultant the committee has used in prior years to conduct a benchmarking study. The Reda Firm developed a peer comparison group made up of 20 health care service companies, eighteen of which had been used in its 2010 compensation survey, and which represent industries peers that the Company competes with for executive talent. The peer comparison group consisted of the following companies: Aetna Inc., Amedisys, Inc., Amerigroup Corporation, Catalyst Health Solutions, Inc., Centene Corporation, CIGNA Corporation, Community Health Systems Inc., Coventry Health Care, Inc., Health Net, Inc., HealthSpring, Inc., Humana Inc., IPC The Hospitalist Company Inc., Magellan Health Services, Inc., Maximus, Inc., Mednax Inc., Triple-S Management Corporation, UnitedHealth Group Incorporated, Universal American Corp., Wellcare Health Plans, Inc., and WellPoint, Inc. The total compensation paid to the Reda Firm for its consulting services was less than $30,000. The market study concluded that the total direct compensation paid to our top executives in 2011 was at or near market levels.

Although the compensation committee has historically conducted an annual benchmarking review, the compensation committee does not attempt to set each compensation element for each executive within a specific range relative to the compensation levels paid by industry peers. Instead, the compensation committee uses market comparisons as simply a reference point, and as one among many factors it considers in making compensation decisions. Other factors the compensation committee considers when making individual executive compensation decisions include:

•	critical skills or roles of the executive,

•	the complexity and importance of the executive’s particular responsibilities,

•	individual expertise, contribution, and performance,

•	reporting structure,

•	internal pay relationships,

•	specific retention concerns and competitive demand for the executive’s services,

•	overall leadership,

•	historic compensation levels, including the progression of salary increases over time compared to the executive’s development and performance,

•	growth potential, and

•	our overall financial performance.

We do not have a pre-defined framework that determines which of these factors may be more or less important, and the emphasis placed on specific factors may vary among the executives. Our approach is fundamentally driven by market realities and job responsibilities, which in most instances go beyond the job descriptions of our executive officers’ counterparts within peer companies. The compensation committee’s analysis is subjective in nature and utilizes no specific weighting of factors or formula in determining an executive’s compensation.

The compensation committee monitors the results of the triennial advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities. At our April 2011 annual meeting, 84.9% of our stockholders voted to approve our fiscal 2010 executive compensation program.

Elements of Compensation

The Company, through the activity of its compensation committee, seeks to achieve the objectives of its compensation programs through the following key compensation elements:

•	a base salary;

•	annual performance-based cash bonus awards;

•	annual short-term or long-term equity-based incentive compensation, primarily in the form of restricted stock;

•	benefit plans; and

•	severance and change in control benefits.

We use each element of compensation to satisfy one or more of our compensation objectives, and each element is an integral part of and supports our overall compensation program. Our annual performance-based incentive cash award program rewards short-term financial performance, while our equity compensation program rewards sustained performance and financial growth (as reflected in our stock price) and aligns the interests of our management with those of our stockholders. We believe each of these elements helps us to attract and retain qualified and capable executive officers.

Set forth below is a discussion of each element of compensation, the reason the Company pays each element, and how that element fits into the Company’s overall compensation philosophy. We believe the levels of compensation we provide should be competitive, reasonable, and appropriate for our business needs and circumstances.

Base Salary.    The objective of base salary is to reflect job responsibilities, value to the Company, and individual performance with respect to market competitiveness. These salaries are determined based on the factors described above, as well as the recommendation of our chief executive officer (except with respect to his own salary). Base salary amounts are reviewed at least annually. Subject to final board approval, the compensation committee sets the base salary levels of the Company’s chief executive officer and chief financial officer. The chief executive officer recommends for approval by the compensation committee the base salary levels of the Company’s other senior executive officers.

Annual Cash Bonus Incentives.    The compensation program provides for an annual cash bonus that is performance linked. The objective of the program is to compensate individuals based on the achievement of specific and objective annual goals that are intended to correlate closely with the growth of stockholder value.

For the chief executive officer and the chief financial officer, at the outset of the fiscal year the compensation committee sets overall objective Company performance goals for the year. The compensation committee then sets target bonus amounts which correspond to the respective performance goals. Once the fiscal year is concluded, achievement of the objective performance goals is assessed to determine the bonus payment for which the chief executive officer and chief financial officer are eligible. The objective performance goals established for fiscal 2012 are discussed below under “Fiscal Year 2012 Bonus Measures.” Performance under the goals established for fiscal 2011, and the discretionary bonus payouts made, are discussed below under “Fiscal Year 2011 Bonus Achievement and Bonus Payouts.”

As it sets Company-wide performance goals, the compensation committee, working with senior management, also sets individual performance measures for each named executive officer other than the chief executive officer and chief financial officer. These measures allow the Company to incentivize performance objectives beyond purely financial measures, including, for example, exceptional performance of each executive’s particular functional responsibilities, his or her leadership, creativity and innovation, collaboration, the successful completion of a particular project or initiative, and other activities that are critical to driving long-term value for stockholders.

For the named executive officers, the preliminary bonus determination is based as a threshold matter upon the Company’s achievement of a specified amount of earnings before interest, tax, depreciation, and amortization, or EBITDA. The Company’s EBITDA performance is then combined with the recommendation of the chief executive officer, as well as the named executive officer’s performance as assessed against the goals set at the outset of the year. This assessment allows bonus decisions to take into account each named executive officer’s individual performance and unique contributions. This portion of the bonus may be adjusted up or down by the compensation committee depending on the level of performance against the departmental and individual goals.

Compliance with Section 162(m).    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and four other most highly compensated executive officers as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the $1 million deduction limit if certain requirements are met. To the extent practicable, the compensation committee seeks to design the components of compensation so that these requirements are met and full deductibility under Section 162(m) is allowed. In particular, the compensation committee seeks to establish objective performance measures under the Company’s Incentive Compensation Plan. The compensation committee believes, however, that stockholder interests are best served by not restricting the compensation committee’s discretion and flexibility in crafting compensation programs, even though such programs may result in certain non-deductible compensation expenses. Accordingly, the compensation committee may approve elements of compensation for certain officers that are not fully deductible under Section 162(m).

Recently enacted federal legislation (the Patient Protection and Affordable Care Act, or ACA) amended the Internal Revenue Code to limit the amount that certain health care insurers and providers, including the Company, may deduct for a tax year beginning after 2012 for compensation to any employee in excess of $500,000. In contrast to Section 162(m) as currently in effect, this new legislation does not create any exceptions for performance-based compensation. The compensation committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit when the compensation committee believes such payments are appropriate and in the best interests of our stockholders, after taking into consideration changing business conditions and the performance of the executive officers.

Equity-Based Incentive Compensation.    The equity-based incentive compensation program provides a periodic award — typically annual — that is related to the underlying value of the Company’s common stock. The objective of the program is to align compensation for both named executive officers and other management employees over a one-year or multi-year period directly with the interests of stockholders of the Company by motivating and rewarding the creation and preservation of stockholder value. The level of equity-based incentive compensation is determined based on an evaluation of competitive factors in conjunction with total compensation provided to the named executive officers and the goals of the compensation program as described above.

Pursuant to Company policy, equity incentive awards to the named executive officers and other management personnel are generally made on March 1st of each year. Certain performance-based awards may also be made that are settled in shares of the Company’s common stock upon the achievement of the specified performance condition. For new hires, restricted stock and stock option grants are approved by our chief executive officer pursuant to authority delegated to him by the compensation committee (but only with regard to non-Section 16 reporting persons), with the grant generally being made as of the first day of the first full month following the employee’s hire date.

The compensation committee reviews at least annually both the annual bonus program and the equity-based incentive program to ensure that their key elements continue to meet the objectives described above.

Retirement Plans.    The Company does not maintain a retirement pension plan. However, the named executive officers are eligible to participate in the Molina 401(k) Salary Savings Plan. The purpose of this program is to provide all Molina Healthcare employees with tax-advantaged savings opportunities and income after retirement. Eligible pay under the plans is limited to Internal Revenue Code annual limits. The Company makes a dollar-for-dollar match on the first four percent (4%) of salary electively deferred under the 401(k) Plan by all participants.

Deferred Compensation Plan.    The Company has established an unfunded non-qualified deferred compensation plan for certain key employees, including the named executed officers. Under the deferred compensation plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus to provide for tax-deferred growth. The funds deferred are invested in any of twenty different mutual funds, including bond, money market, and large and small cap stock funds.

Employee Stock Purchase Plan.    With the exception of our chief executive officer and our chief financial officer who are not eligible due to their possessing more than five percent of our voting common stock as determined under Section 424(d) of the Internal Revenue Code, the named executive officers are eligible to participate in the Company’s 2011 Employee Stock Purchase Plan, on an equal basis with all other employees. The Employee Stock Purchase Plan allows eligible employees to purchase from the Company shares of its common stock at a 15% discount to the market price during the successive six-month offering periods under the plan.

Health and Insurance Benefits.    With limited exceptions, the Company supports providing benefits to named executive officers that are substantially the same as those offered to salaried employees generally. The named executive officers are eligible to participate in Company-sponsored benefit programs on the same terms and conditions as those made available to salaried employees generally. Basic health benefits, life insurance, disability benefits, and similar programs are provided to ensure that employees have access to healthcare and income protection for themselves and their family members.

Severance and Change in Control Benefits.    We have entered into employment or change in control agreements with all but one of our named executive officers pursuant to which they are eligible under certain circumstances for severance and change in control benefits. The severance and change in control payments and benefits provided under the employment or change in control agreements are independent of other elements of compensation. A description of the material terms of our severance and change in control arrangements can be found later in this proxy statement under “Potential Payments Upon Termination and Change in Control.” The compensation committee believes that severance and change in control benefits are necessary to attract and retain senior management talent. Our agreements are designed to attract key employees, preserve executive morale and productivity, and encourage retention in the face of the potentially disruptive impact of an actual or potential change in control. These benefits allow executives to assess takeover bids objectively without regard to the potential impact on their own job security.

Perquisites and Other Personal Benefits.    The Company does not provide named executive officers with any material perquisites or other personal benefits.

Fiscal Year 2012 Base Salaries

The compensation committee determined that the fiscal year 2012 base salaries of each of Dr. J. Mario Molina, John Molina, Terry Bayer, Joseph W. White, and Stephen T. O’Dell shall remain unchanged from their 2011 levels. Dr. J. Mario Molina’s fiscal year 2012 base salary as chief executive officer shall remain at $935,000, John Molina’s fiscal year 2012 base salary as chief financial officer shall remain at $852,500, Terry Bayer’s fiscal year 2012 base salary as chief operating officer shall remain at $625,000, Joseph W. White’s fiscal year 2012 base salary as chief accounting officer shall remain at $410,000, and Stephen T. O’Dell’s fiscal year 2012 base salary as senior vice president, growth & corporate development, shall remain $386,250.

Fiscal Year 2012 Bonus Measures

Bonus Opportunity Measures and Amounts.    In March 2012, the compensation committee established bonus opportunity levels and measures for the chief executive officer, chief financial officer, chief operating officer, chief accounting officer, and the senior vice president – growth and corporate development for fiscal year

2012. The bonus performance measure of each such officer is based upon the EBITDA (earnings before interest, taxes, depreciation and amortization) of the Company for its 2012 fiscal year. EBITDA for purposes of the fiscal year 2012 bonus performance measure shall mean consolidated net income plus, to the extent deducted from revenues in determining consolidated net income and without duplication, (i) consolidated interest expense, (ii) expense for taxes paid in cash or accrued, (iii) depreciation expense, (iv) amortization expense, (v) extraordinary or non-recurring, non-cash expenses, charges or losses incurred other than in the ordinary course of business and (vi) non-cash charges related to stock based compensation expenses pursuant to the financial reporting guidance of the Financial Accounting Standards Board concerning stock-based compensation as in effect from time to time, minus, to the extent included in consolidated net income, extraordinary or non-recurring, non-cash income or gains realized other than in the ordinary course of business. This calculation of EBITDA is different from the EBITDA as reported in the Company’s financial statements in that it includes, as an add back to net income, items (v) and (vi) of the immediately preceding sentence and, as a deduction from net income, extraordinary or non-recurring, non-cash income or gains realized other than in the ordinary course of business. The compensation committee believes that this calculation of EBITDA-which is consistent with the calculation of EBITDA under the Company’s credit facility-is better reflective of the performance that should be incentivized and rewarded under the Company’s cash bonus program.

The fiscal year 2012 EBITDA levels and related bonus payouts shall be as follows:

Performance Goals and Payout as % of Opportunity
Measure	Threshold (0% Payout)	(50% Payout)	(100% Payout)	Maximum (125% Payout)
EBITDA	$180 M	$213 M	$250 M	$300 M

Except as indicated below, no bonus shall be earned for performance below the 0% threshold level of EBITDA. The bonus amounts are not strictly linear, and thus shall be interpolated between the specified points. The maximum bonus payout shall be at the 125% level. The bonus for each named executive officer shall be unconditionally due and payable once the performance goal is achieved.

Notwithstanding the bonus opportunity amounts specified above, the compensation committee shall retain the discretion to increase the bonus to be paid to the named executive officers, or pay an alternative bonus amount However, in no event shall the aggregate bonus awarded to a named executive officer exceed the maximum bonus opportunity specified herein.

The following table sets forth the fiscal year 2012 base salary level along with the 100% and maximum annual bonus opportunity for the named executive officers:

Executive Officer	Salary	100% Bonus Opportunity	Maximum Bonus Opportunity
Dr. J. Mario Molina
Chief Executive Officer	$935,000	$1,122,000	$1,402,500
John Molina
Chief Financial Officer	$852,500	$852,500	$1,065,625
Terry Bayer
Chief Operating Officer	$625,000	$531,250	$664,062
Joseph W. White
Chief Accounting Officer	$410,000	$205,000	$256,250
Stephen T. O’Dell
Senior Vice President – Growth and Corporate Development	$386,250	$193,125	$241,406

Fiscal Year 2012 Performance Share Grants

In March 2012, the compensation committee awarded to Dr. Molina 94,050 performance units, to John Molina 53,236 performance units, and to Terry Bayer 30,167 performance units conditioned upon the Company’s total operating revenue for fiscal year 2012 being equal to or greater than $5.5 billion. In the event that the performance condition is achieved, the performance units shall become unconditionally due, and shall be settled in shares of the Company’s common stock equal in number to the units granted. In the event that the performance condition is not achieved, the performance units shall lapse.

The compensation committee further awarded a second grant of 8,000 performance units to each of Dr. Molina, John Molina, and Terry Bayer, and 3,000 performance units to Joseph White, conditioned upon the certification during 2012 of the Company’s Medicaid management information system in Idaho by the Centers for Medicare and Medicaid Services. In the event that the performance condition is achieved, the performance units shall become unconditionally due, and shall be settled in shares of the Company’s common stock equal in number to the units granted. In the event that this performance condition is not achieved, the performance units shall lapse.

Fiscal Year 2011 Bonus Achievement and Bonus Payouts

As established by the compensation committee in early 2011, the 2011 bonus opportunity for each of, Dr. J. Mario Molina, John Molina, Terry Bayer, and Joseph White was to be based on the Company’s fiscal year 2011 EBITDA as reported in the Company’s financial statements. Dr. Molina’s bonus opportunity level was 120% of his base salary, or $1,122,000, John Molina’s bonus opportunity was 100% of his base salary, or $852,500, and Terry Bayer’s bonus opportunity was 85% of her base salary, or $531,250. The bonus opportunity for Joseph White was 40% of his salary, or $164,000, which bonus opportunity was subsequently increased to 50% of his salary, or $205,000.

Although the Company did not meet its previously established 2011 EBITDA performance goals, the compensation committee approved and awarded discretionary cash bonuses for fiscal year 2011 performance to Dr. J. Mario Molina in the amount of $375,000, to John Molina in the amount of $285,000, to Terry Bayer in the amount of $178,000, and to Joseph White in the amount of $69,000. The compensation committee awarded the discretionary cash bonuses to such executives in recognition of the executives’ performance, contributions, and services to the Company during 2011, and in consideration of other factors, including the following:

•

But for the non-cash impairment charge of $64.6 million in the fourth quarter related to the loss of the Missouri health plan’s contract, the Company’s EBITDA results in fiscal year 2011 would have been approximately equal to the 99.5% level of the 2011 bonus payout schedule.

•	Revenues and cash flows from operations in 2011 were both records for the Company.

•

During 2011, the Company’s Texas health plan won a large contract award, the Company began serving more of the Aged, Blind or Disabled in California and prepared for the dual-eligible opportunity in many of the states in which the Company operates, and the Company’s Molina Medicaid Solutions subsidiary achieved certification of its Medicaid management information system in Maine.

Stephen O’Dell, who was not a named executive officer in 2011, received a bonus of $184,550 for 2011.

Summary Compensation Table

The following table provides information concerning total compensation earned or paid to the chief executive officer, the chief financial officer, and the three other most highly compensated executive officers of the Company who served in such capacities as of December 31, 2011 for services rendered to the Company during the last year. These five officers are referred to as the “named executive officers” in this proxy statement.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards($)(1)	Non-Equity Incentive Plan Compensation	Change in Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(2)	Total
J. Mario Molina	2011	935,000	375,000	3,507,000	—	—	112,556	12,584	4,942,140
President and Chief	2010	850,000	1,950,000	339,612	—	—	521,464	106,953	3,768,029
Executive Officer	2009	850,000	—	292,188	—	—	711,110	12,962	1,866,260
John C. Molina	2011	852,500	285,000	2,630,250	—	—	(10,190)	18,956	3,776,516
Chief Financial Officer	2010	775,000	1,481,250	339,612	—	—	43,298	14,617	2,653,777
	2009	775,000	—	292,188	—	—	63,022	59,353	1,189,563
Terry P. Bayer	2011	625,000	178,000	631,260	—	—	76,317	16,106	1,526,683
Chief Operating Officer	2010	500,000	250,000	296,072	—	—	87,736	16,574	1,150,382
	2009	500,000	—	254,728	—	—	146,007	14,642	915,377
Joseph W. White	2011	410,000	69,000	876,750	—	—	128	11,559	1,367,437
Chief Accounting Officer	2010	390,000	156,000	239,470	—	—	851	61,302	847,623
	2009	387,230	—	187,300	—	—	1,192	12,615	588,337
Stephen T. O’Dell	2011	386,250	184,550	876,750	—	—	(4,591)	19,982	1,462,941
SVP Growth and Corporate	2010	375,000	150,000	143,649	—	—	17,966	14,232	700,847
Development	2009	351,540	—	104,916	—	—	142,297	14,054	612,807
James W. Howatt(3)	2011	87,500	—	427,854	—	—	(6,842)	1,130,765	1,639,277
Chief Medical Officer	2010	417,000	208,500	265,594	—	—	11,440	59,076	961,610
	2009	417,000	52,125	228,506	—	—	53,237	26,089	776,957

(1)	The amounts reported as Stock Awards and Option Awards reflect the fair value of grants made as of the date of grant under the Company’s 2002 Equity Incentive Plan and 2011 Equity Incentive Plan in accordance with Accounting Standards Codification Topic 718, “Compensation — Stock Compensation.” Assumptions used in the calculation of this amount for fiscal years ended December 31, 2011, 2010, and 2009 are included in footnote 16, “Share-Based Compensation,” to the Company’s audited financial statements for the fiscal year ended December 31, 2011 included in the Company’s Annual Report on Form 10-K filed with the SEC on February 29, 2012. There can be no assurance that the grant date fair value of Stock Awards or Option Awards will ever be realized. The performance stock granted in 2011 to Dr. Molina, Mr. Molina, and Ms. Bayer vested on March 1, 2012. All other restricted stock grants vest in quarterly increments over four years.

(2)	The amounts in this column include long-term disability premiums, group term life premiums, 401(k) matching payments, and liquidated amounts for paid time-off.

(3)	Dr. Howatt’s employment with the Company terminated on March 31, 2011, and the Company paid Dr. Howatt various severance amounts pursuant to a separation agreement. Such amounts included a cash severance payment of $175,000, the accelerated vesting of 28,593 shares of restricted stock worth $762,575 as of March 31, 2011, and 18,300 shares of restricted stock worth $508,923 as of April 26, 2011 (discounted herein by $427,854 for the 18,300 shares of restricted stock granted to Dr. Howatt on March 1, 2011, the grant date value of which is reflected under the “Stock Awards” column of this table), COBRA benefits of $10,951, a deferred compensation refund of $73,502, and the miscellaneous other elements of compensation identified in footnote (2) above. In addition, in connection with his termination of employment, the vesting of 3,375 stock options with an exercise price of $21.34 per share was accelerated.

Grants of Plan-Based Awards

The following table provides information with respect to grants of plan-based awards made during fiscal year 2011 to the named executive officers. The performance shares vested one year from the anniversary date of the awards, according to the terms of the awards. The shares of restricted stock vest in equal installments over four years, beginning one year after the grant date, subject to acceleration in certain circumstances.

GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
J. Mario Molina	3/1/11	—	—	—	—	—	—	150,000	—	—	3,507,000
John C. Molina	3/1/11	—	—	—	—	—	—	112,500	—	—	2,630,250
Terry P. Bayer	3/1/11	—	—	—	—	—	—	27,000	—	—	631,260
Joseph W. White	3/1/11	—	—	—	—	—	—	37,500	—	—	876,750
Stephen T. O’Dell	3/1/11	—	—	—	—	—	—	37,500	—	—	876,750
James W. Howatt	3/1/11	—	—	—	—	—	—	18,300	—	—	427,854

(1)	The amounts in this column do not reflect compensation actually received by the named executive officer. Rather, the amounts shown represent the aggregate grant date fair value of the awards, using the closing price of our common stock on March 1, 2011, the grant date of the awards, of $23.38. For Dr. Molina, Mr. Molina and Ms. Bayer, each of the grants vested on March 1, 2012. For Mssrs. White and O’Dell, each of the grants vest in quarterly increments over four years. For Dr. Howatt, the vesting of the grant was accelerated effective April 26, 2011, the date provided in his separation agreement. All amounts stated are adjusted for the 3 for 2 stock split effective May 23, 2011.

The following table provides information with respect to outstanding stock options and restricted stock awards held by the named executive officers as of the end of the fiscal year 2011. The market value of restricted stock and performance stock awards is computed using our closing stock price on December 30, 2011, of $22.33.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock That Have Not Vested (#)	Market Value of Shares of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Pay-Out Value of Unearned Shares That Have Not Vested ($)
J. Mario Molina	54,000	—	—	20.88	3/1/17	—	—	—	—
	—	—	—	—	—	185,100	4,133,283	—	—
John C. Molina	54,000	—	—	20.88	3/1/17	—	—	—	—
	—	—	—	—	—	147,600	3,295,908	—	—
Terry P. Bayer	31,500	—	—	29.53	7/1/15	—	—	—	—
	21,000	—	—	19.11	2/2/16	—	—	—	—
	16,500	—	—	20.88	3/1/17	—	—	—	—
	—	—	—	—	—	57,600	1,286,208	—	—
Joseph W. White	6,750	—	—	29.53	7/1/15	—	—	—	—
	14,250	—	—	19.11	2/2/16	—	—	—	—
	4,500	—	—	20.88	3/1/17	—	—	—	—
	—	—	—	—	—	59,475	1,328,077	—	—
Stephen T. O’Dell	3,000	—	—	20.88	3/1/17	—	—	—	—
	—	—	—	—	—	51,225	1,143,854	—	—

The following table provides information with respect to the vesting of restricted stock awards during fiscal year 2011 held by the named executive officers. All amounts stated are adjusted for the 3 for 2 stock split effective May 23, 2011.

OPTION EXERCISES AND STOCK VESTED

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
J. Mario Molina	—	—		17,550	410,319	(1)
John C. Molina	—	—		17,550	410,319	(1)
Terry P. Bayer	10,500	95,340	(2)	17,381	406,368	(1)
Joseph W. White	15,000	112,650	(3)	11,288	263,913	(1)
	7,500	81,000	(4)	—	—
Stephen T. O’Dell	—	—		7,613	177,992	(1)
James W. Howatt	5,025	40,970	(5)	14,663	342,821	(1)
	3,000	21,360	(6)	28,593	762,575	(8)
	13,500	88,984	(7)	18,300	508,923	(9)

(1)	On March 1, 2011, restricted shares vested at a closing market price of $23.38.

(2)	On May 3, 2011, Ms. Bayer exercised 10,500 options. The exercise price of the options was $19.11 per share compared with a weighted average market value of $28.19 per share.

(3)	On March 8, 2011, Mr. White exercised 15,000 options. The exercise price of the options was $16.89 per share compared with a weighted average market value of $24.40 per share.

(4)	On April 21, 2011, Mr. White exercised 7,500 options. The exercise price of the options was $16.89 per share compared with a weighted average market value of $27.69 per share.

(5)	On April 27, 2011, Dr. Howatt exercised 5,025 options. The exercise price of the options was $19.85 per share compared with a weighted average market value of $28.00 per share.

(6)	On April 27, 2011, Dr. Howatt exercised 3,000 options. The exercise price of the options was $20.88 per share compared with a weighted average market value of $28.00 per share.

(7)	On April 27, 2011, Dr. Howatt exercised 13,500 options. The exercise price of the options was $21.34 per share compared with a weighted average market value of $27.94 per share.

(8)	On March 31, 2011, in connection with Dr. Howatt’s separation from the Company, 28,593 restricted shares vested at a closing market price of $26.67.

(9)	On April 26, 2011, in connection with Dr. Howatt’s separation from the Company, 18,300 restricted shares vested at a closing market price of $27.81.

Nonqualified Deferred Compensation

Pursuant to the Company’s unfunded and non-qualified 2004 Deferred Compensation Plan, eligible participants can defer up to 100% of their base salary and 100% of their bonus so that it can grow on a tax deferred basis. The investment options available to an executive under the deferral program consist of twenty different mutual funds, including bond, money market, and large and small cap stock funds.

The following table provides information for fiscal year 2011 for each named executive officer regarding such individual’s accounts in the 2004 Deferred Compensation Plan as of the end of fiscal year 2011.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in the Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Losses) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
J. Mario Molina	297,850	—	(185,294)	—	3,284,652
John C. Molina	—	—	(10,190)	—	270,938
Terry P. Bayer	81,250	—	(4,932)	—	412,547
Joseph W. White	—	—	128	—	6,689
Stephen T. O’Dell	—	—	(4,591)	—	155,673
James W. Howatt	—	—	(6,842)	73,502	—

Potential Payments Upon Termination and Change In Control

We have entered into certain employment or change in control agreements that will require the Company to provide compensation to all but one of the named executive officers in the event of a termination of employment or a change of control of the Company.

We have entered into employment agreements with our chief executive officer, J. Mario Molina and our chief financial officer, John C. Molina.

Unless terminated, the agreements with each of Dr. Molina and Mr. Molina are automatically renewed on an annual basis. During fiscal year 2011, Dr. Molina’s annual salary was $935,000, with a baseline target bonus of up to 120% of his base salary; John Molina’s annual salary was $852,500, with a baseline target bonus of up to 100% of his base salary. On March 12, 2012, the compensation committee determined to leave Dr. Molina’s and Mr. Molina’s annual salaries and baseline target bonuses for fiscal year 2012 unchanged from their 2011 levels.

The agreements with each of Dr. Molina and Mr. Molina provide for the employees’ continued employment for a period of two years following the occurrence of a change of control (as defined below). Under the agreements, each named executive officer’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause (as defined below) or is terminated by the executive for good reason (as defined below) within two years of a change of control, we will provide the executive as a severance payment with two times the executive’s combined annual base salary and termination bonus for the year of termination, plus the full termination bonus for the year of termination, full vesting of Section 401(k) employer contributions and stock options, and a cash payment of $135,000 for three years’ worth of continued health and welfare benefits. We will also make additional payments to the executive who incurs any excise taxes pursuant to the golden parachute provisions of the Internal Revenue Code in respect of the benefits and other payments provided under the agreement or otherwise on account of the change of control. The additional payments will be in an amount such that, after taking into account all applicable federal, state and local taxes applicable to such additional payments, the executive is able to retain from such additional payments an amount equal to the excise taxes that are imposed without regard to these additional payments.

Additionally, if the executive’s employment is terminated by us without cause or the executive resigns for good reason, the executive will be entitled to receive one year’s base salary, the termination bonus for the year of the employment termination, full vesting of Section 401(k) employer contributions and stock options, and a cash payment of $65,000 for 18 months’ worth of continued health and welfare benefits. Payment of severance benefits is contingent upon the executive’s signing a release agreement waiving claims against us. As required by Internal Revenue Code Section 409A, applicable amounts will be paid six months after the executive’s separation from service.

A change of control generally means a merger or other change in corporate structure after which the majority of our stockholders are no longer stockholders, a sale of substantially all of our assets, or our approved dissolution or liquidation. Cause is generally defined as the occurrence of one or more acts of unlawful actions involving moral turpitude or gross negligence or willful failure to perform duties or intentional breach of obligations under the employment agreement. Good reason generally means the occurrence of one or more events that have an adverse effect on the executive’s terms and conditions of employment, including any reduction in the executive’s base salary, a material reduction of the executive’s benefits or substantial diminution of the executive’s incentive awards or fringe benefits, a material adverse change in the executive’s position, duties, reporting relationship, responsibilities or status with us, the relocation of the executive’s principal place of employment to a location more than 50 miles away from his prior place of employment or an uncured breach of the employment agreement. However, no reduction of salary or benefits will be good reason if the reduction applies to all executives proportionately.

The tables below reflect the approximate amount of compensation payable to each of the named executive officers of the Company in the event of termination of such executive’s employment under the various listed scenarios. The amount of compensation payable to each such named executive officer in the event of voluntary termination, early retirement, involuntary not-for-cause termination, for cause termination, termination following a change of control, disability, or death, is shown below. The amounts shown assume that such termination was effective as of December 31, 2011, and exclude ordinary course amounts earned or benefits accrued as a result of prior service during the year. The various amounts listed are estimates only. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

The following table describes the potential payments upon termination or change in control of the Company for J. Mario Molina, the Company’s chief executive officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011 ($)	Early Retirement on 12/31/2011 ($)	Normal Retirement on 12/31/2011 ($)	Involuntary Not for Cause Termination on 12/31/2011 ($)	For Cause Termination on 12/31/2011($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2011 ($)	Disability on 12/31/2011 ($)	Death on 12/31/2011 ($)
Compensation*
Base Salary	0	0	0	935,000	0	935,000	0	0
Short-Term Incentive Compensation	0	0	0	935,000	0	935,000	0	0
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	4,133,283	0	4,133,283	0	0
Savings Plan	435,003	435,003	435,003	435,003	435,003	435,003	435,003	435,003
Deferred Compensation	3,284,652	3,284,652	3,284,652	3,284,652	3,284,652	3,284,652	3,284,652	3,284,652
Health Benefits	0	0	0	65,000	0	135,000	0	0
Disability Income	0	0	0	0	0	0	507,040	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up**	0	0	0	0	0	3,547,204	0	0
Cash Severance	0	0	0	0	0	1,870,000	0	0
Accrued Vacation Pay	128,225	128,225	128,225	128,225	128,225	128,225	128,225	128,225

*	The compensation committee determined that Dr. J. Mario Molina’s fiscal year 2012 base salary as chief executive officer shall remain at his 2011 level of $935,000, with a 100% bonus opportunity level of 120% of his base salary and a maximum bonus opportunity level of 150% of his base salary.

**

The amount of the excise tax payment was determined in accordance with the provisions of Section 280G of the Code. We utilized the following key assumptions to determine the tax gross-up payment: (i) excise tax rate of 20%; (ii) a statutory federal income tax rate of 35%, Medicare tax rate of 1.45%, and state income tax rate is assumed to be the California income tax rate of 10.3%; (iii) Section 280G “base amount” was determined based on average salary and bonus as reported in the Company’s proxy statements for the period from 2007-2011 (or the period of the executive’s employment with us, if shorter); and (iv) equity grants made within one year of transaction were in the ordinary course of business and were not in contemplation of a transaction.

The following table describes the potential payments upon termination or change in control of the Company for John C. Molina, the Company’s chief financial officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011 ($)	Early Retirement on 12/31/2011 ($)	Normal Retirement on 12/31/2011 ($)	Involuntary Not for Cause Termination on 12/31/2011 ($)	For Cause Termination on 12/31/2011 ($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2011 ($)	Disability on 12/31/2011 ($)	Death on 12/31/2011 ($)
Compensation*
Base Salary	0	0	0	852,500	0	852,500	0	0
Short-Term Incentive Compensation	0	0	0	639,375	0	639,375	0	0
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	3,295,908	0	3,295,908	0	0
Savings Plan	431,810	431,810	431,810	431,810	431,810	431,810	431,810	431,810
Deferred Compensation	270,938	270,938	270,938	270,938	270,938	270,938	270,938	270,938
Health Benefits	0	0	0	65,000	0	135,000	0	0
Disability Income	0	0	0	0	0	0	507,040	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up**	0	0	0	0	0	2,686,288	0	0
Cash Severance	0	0	0	0	0	1,491,875	0	0
Accrued Vacation Pay	137,712	137,712	137,712	137,712	137,712	137,712	137,712	137,712

*	The compensation committee determined that John Molina’s fiscal year 2012 base salary as chief financial officer shall remain at his 2011 level of $852,500, with a 100% bonus opportunity level of 100% of his base salary and a maximum bonus opportunity level of 125% of his base salary.

**	The amount of the excise tax payment was determined in accordance with the provisions of Section 280G of the Code. We utilized the following key assumptions to determine the tax gross-up payment: (i) excise tax rate of 20%; (ii) a statutory federal income tax rate of 35%, Medicare tax rate of 1.45%, and state income tax rate is assumed to be the California income tax rate of 10.3%; (iii) Section 280G “base amount” was determined based on average salary and bonus as reported in the Company’s proxy statements for the period from 2007-2011 (or the period of the executive’s employment with us, if shorter); and (iv) equity grants made within one year of transaction were in the ordinary course of business and were not in contemplation of a transaction.

We have entered into change of control agreements with Terry Bayer, our chief operating officer, and Joseph W. White, our chief accounting officer. The agreements with Ms. Bayer and Mr. White provide for the employees’ continued employment for a period of twelve months following the occurrence of a change of control. Under these agreements, each executive’s terms and conditions of employment, including his or her rate of base salary, bonus opportunity, benefits, and title, position, duties, and responsibilities, are not to be modified in a manner adverse to the executive following the change of control. If an eligible executive’s employment is terminated by us without cause or is terminated by the executive for good reason within twelve months of a change of control, we will provide the executive with two times the executive’s annual base salary, a pro rata portion of the executive’s target bonus for the year of termination, full vesting of Section 401(k) employer contributions and stock options, and a cash payment of $43,500 for 12 months’ worth of continued health and welfare benefits. Payment of any severance benefits is contingent upon the executive’s signing a release agreement waiving claims against us. As required by Internal Revenue Code Section 409A, applicable amounts will be paid six months after the executive’s separation from service.

The following table describes the potential payments upon termination or change in control of the Company for Terry Bayer, the Company’s chief operating officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011($)	Early Retirement on 12/31/2011($)	Normal Retirement on 12/31/2011($)	Involuntary Not for Cause Termination on 12/31/2011($)	For Cause Termination on 12/31/2011($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2011($)	Disability on 12/31/2011($)	Death on 12/31/2011($)
Compensation*
Base Salary	0	0	0	312,500	0	625,000	0	0
Short-Term Incentive Compensation	0	0	0	312,500	0	312,500	0	0
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	1,286,208	0	1,286,208	0	0
Savings Plan	220,806	220,806	220,806	220,806	220,806	220,806	220,806	220,806
Deferred Compensation	412,547	412,547	412,547	412,547	412,547	412,547	412,547	412,547
Health Benefits	0	0	0	0	0	43,500	0	0
Disability Income	0	0	0	0	0	0	507,040	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	0	0	937,500	0	0
Accrued Vacation Pay	89,059	89,059	89,059	89,059	89,059	89,059	89,059	89,059

*	The compensation committee determined that Ms. Terry Bayer’s fiscal year 2012 base salary as chief operating officer shall remain unchanged from her 2011 level of $625,000, with a with a 100% bonus opportunity level of 85% of her base salary and a maximum bonus opportunity level of 106% of her base salary.

The following table describes the potential payments upon termination or change in control of the Company for Joseph W. White, the Company’s chief accounting officer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2011($)	Early Retirement on 12/31/2011($)	Normal Retirement on 12/31/2011($)	Involuntary Not for Cause Termination on 12/31/2011($)	For Cause Termination on 12/31/2011($)	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2011($)	Disability on 12/31/2011($)	Death on 12/31/2011($)
Compensation
Base Salary	0	0	0	205,000	0	410,000	0	0
Short-Term Incentive Compensation	205,000	205,000	205,000	205,000	0	205,000	205,000	205,000
Stock Options	0	0	0	0	0	0	0	0
Benefits & Perquisites
Stock Awards	0	0	0	1,328,077	0	1,328,077	0	0
Savings Plan	237,931	237,931	237,931	237,931	237,931	237,931	237,931	237,931
Deferred Compensation	6,689	6,689	6,689	6,689	6,689	6,689	6,689	6,689
Health Benefits	0	0	0	0	0	43,500	0	0
Disability Income	0	0	0	0	0	0	507,040	0
Life Insurance Benefits	0	0	0	0	0	0	0	750,000
Excise Tax & Gross-Up	0	0	0	0	0	0	0	0
Cash Severance	0	0	0	0	0	615,000	0	0
Accrued Vacation Pay	46,695	46,695	46,695	46,695	46,695	46,695	46,695	46,695

The Company does not currently have a change in control agreement with Stephen O’Dell.

Management Analysis of Material Adverse Effects of Compensation Plans

Management has concluded that the Company’s compensation plans are not reasonably likely to have a material adverse effect on the Company.

Information About Stock Ownership

The following table shows the beneficial ownership of Molina Healthcare common stock by our directors, named executive officers, directors and executive officers as a group, and more than 5% stockholders, as of March 13, 2012. Percentage ownership calculations are based on 46,320,148 shares outstanding as of March 13, 2012.

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Directors and Executive Officers:
J. Mario Molina(2)	1,359,231	2.93%
John C. Molina(3)	3,174,962	6.85%
Joseph W. White(4)	76,327	*
Terry Bayer(5)	124,265	*
Stephen T. O’Dell(6)	68,741	*
Ronna E. Romney(7)	36,725	*
Charles Z. Fedak(8)	49,500	*
Sally K. Richardson	35,537	*
Frank E. Murray(9)	32,125	*
John P. Szabo, Jr.(10)	34,500	*
Steven J. Orlando(11)	46,500	*
Garrey E. Carruthers(12)	16,582	*
All executive officers and directors as a group (12 persons)	1,664,509	10.91%
Other Principal Stockholders
William Dentino(13)	11,540,233	24.91%
Curtis Pedersen(14)	11,539,033	24.91%
Mary R. Molina Living Trust(15)	3,659,339	7.90%
Molina Marital Trust(15)	4,090,360	8.83%
FMR, LLC(16)	3,849,777	8.31%

*	Denotes less than 1%.

(1)	As required by SEC regulation, the number of shares shown as beneficially owned includes shares which could be purchased within 60 days after March 13, 2012. Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws, and the address of each of the named stockholders is c/o Molina Healthcare, Inc., 200 Oceangate, Suite 100, Long Beach, California 90802.

(2)	Consists of:

•	515,726 shares owned by J. Mario Molina, M.D.;

•

240,000 shares owned by the Molina Family Partnership, L.P., of which Dr. Molina is the general partner with sole voting and investment power; Dr. Molina and his spouse each hold a 0.5% ownership interest in the partnership. The remaining 99% of ownership interests in the partnership are held in equal amounts by the Joseph Marion Molina, M.D. Annuity Trust No. 1, the Joseph Marion Molina, M.D. Annuity Trust No. 2 and the Joseph Marion Molina, M.D. Annuity Trust No. 3. Dr. Molina is trustee and certain immediate family members of Dr. Molina are the beneficiaries of these trusts.

•	22,750 shares owned by Molina Family, LLC, of which Dr. Molina is the sole manager;

•	120,869 shares owned by the J. Marion Molina Separate Property Trust, of which Dr. Molina is the sole trustee;

•	43,131 shares owned by JMM GRAT 1208/5, of which Dr. Molina is the beneficiary;

•	107,309 shares owned by JMB GRAT 1209/4 for the benefit of Josephine M. Battiste, of which Dr. Molina is sole trustee;

•	250,000 shares owned by JMM GRAT 911/4, of which Dr. Molina is the beneficiary;

•	1,362 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for David M.F. Molina dated 12/3/2008.

•	1,362 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Mary Clare F. Molina dated 12/3/2008.

•	1,361 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Carly F. Fox dated 12/3/2008.

•	1,361 shares owned by Dr. Molina’s spouse, Therese A. Molina, Trustee of the Remainder Trust for Colleen A.F. Fox dated 12/3/2008.

•	54,000 options.

(3)	Consists of:

•	692,386 shares owned by John C. Molina;

•	107,845 shares owned by Mr. Molina and his spouse as community property;

•	2,144,840 shares owned by the Molina Siblings Trust, of which Mr. Molina is the trustee and certain family members of Mr. Molina are the beneficiaries;

•	175,891 shares owned by the John C. Molina Separate Property Trust, of which Mr. Molina is the trustee and beneficiary;

•	54,000 options.

(4)	Consists of: 69,577 shares and 6,750 options.

(5)	Consists of: 55,265 shares and 69,000 options.

(6)	Consists of: 65,741 shares and 3,000 options.

(7)	Consists of: 21,725 shares and 15,000 options.

(8)	Consists of: 40,000 shares and 9,500 options.

(9)	Consists of: 11,125 shares and 21,000 options.

(10)	Consists of: 1,500 shares held by the self-directed IRA of Mr. Szabo’s spouse, 18,000 shares held by Mr. Szabo, and 15,000 options.

(11)	Consists of: 30,000 shares held by Mr. Orlando, 1,500 shares held by Mr. Orlando’s 401(k) plan, and 15,000 options.

(12)	Consists of: 1,582 shares and 15,000 options.

(13)	Consists of:

•	1,500 shares held by Mr. Dentino;

•

3,659,339 shares owned by the Mary R. Molina Living Trust, of which Mr. Dentino and Curtis Pedersen are co-trustees with shared voting and investment power, Mrs. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M.Watt, and Josephine M. Molina are the remainder beneficiaries;

•

4,090,360 shares owned by the Molina Marital Trust, of which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•	3,789,034 shares owned by various Molina family trusts with respect to which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power.

•

Mr. Dentino is counsel to Mrs. Mary R. Molina and has provided legal services to various Molina family members and entities in which they have interests. His address is 3300 Douglas Blvd., Suite 430, Roseville, California 95661.

(14)	Consists of:

•	300 shares owned by Mr. Pedersen;

•

3,659,339 shares owned by the Mary R. Molina Living Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, Mrs. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries;

•

4,090,360 shares owned by the Molina Marital Trust, of which Mr. Pedersen and Mr. Dentino are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt and Josephine M. Molina are the remainder beneficiaries; and

•	3,789,034 shares owned by various Molina family trusts with respect to which Mr. Dentino and Mr. Pedersen are co-trustees with shared voting and investment power.

Mr. Pedersen is the uncle of J. Mario Molina, M.D., John C. Molina, J.D. and M. Martha Bernadett, M.D. The address of Mr. Pedersen is 6218 East 6th Street, Long Beach, California 90803.

(15)	Messrs. Dentino and Pedersen are co-trustees with shared voting and investment power, Mary R. Molina is the income beneficiary, and J. Mario Molina, M.D., John C. Molina, M. Martha Bernadett, M.D., Janet M. Watt, and Josephine M. Molina are the remainder beneficiaries. The address of this stockholder is 3300 Douglas Blvd., Suite 430, Roseville, California 95601.

(16)	Based on the Schedule 13G filed by such stockholder on February 13, 2012. Such stockholder’s address is 82 Devonshire Street, Boston, MA 02109.

Disclosure of Auditor Fees

Ernst & Young LLP served as our Independent Registered Public Accountant during 2011 and 2010. Fees earned by Ernst & Young LLP for years ended December 31, 2011 and 2010 were as follows:

	December 31,
	2011		2010
Audit fees(1)
Integrated audit of the financial statements and internal control over financial reporting (including statutory audits of subsidiaries)	$2,312,000	(3)	$2,214,000
Timely quarterly reviews	$191,000		$193,000
SEC filings, including comfort letters, consents and comment letters	$0		$120,000
Accounting consultation	$30,000		$0
Purchase price allocation, including independent valuation review, related to acquisition of ARCO building (Molina Center)	$25,000		$0
Total audit fees	$2,558,000		$2,527,000
Audit-Related Fees(2)
Ohio agreed-upon procedures report	$60,000	(4)	$60,000
Audit workpaper review related to MIC transaction	$7,000		$0
JD Edwards ERP design of controls review	$140,000	(5)	$0
SAS70s	$338,000	(5)	$168,000
Total audit-related fees	$545,000		$228,000
Tax Fees(2)
California Enterprise Zone credit	$240,000		$240,000
Routine On-Call Advisory Services	$17,000		$13,000
Total tax fees	$257,000		$253,000
Total fees	$3,360,000		$3,008,000

(1)	Includes fees and expenses related to the fiscal year audit and interim reviews, notwithstanding when the fees and expenses were billed or when the services were rendered.
(2)	Includes fees and expenses for services rendered from January through December of the fiscal year, notwithstanding when the fees and expenses were billed.
(3)	Includes estimated additional billing of $300,000 related to out-of-scope procedures performed to address ineffective ITGC as results of JD Edwards migration.
(4)	Related to the agreed-upon procedures completed in June 20, 2011.
(5)	Project is still in process. E&Y expects to incur additional time and submit additional billing in 2012.

The audit committee has considered the nature of the services underlying these fees and does not consider them to be incompatible with the Independent Registered Public Accountant’s independence.

PROPOSAL NO. 2 — RATIFICATION OF THE APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Appointment

The firm of Ernst & Young LLP served as our independent registered public accounting firm for the year ended December 31, 2011. The audit committee has selected Ernst & Young LLP to continue in that capacity for 2012 and is submitting this matter to stockholders for their ratification. In the event this proposal is not approved, a selection of another independent registered public accounting firm for us will be made by the audit committee. A representative of Ernst & Young LLP is expected to be present at the annual meeting, will be given an opportunity to make a statement if he or she desires and is expected to be available to respond to appropriate questions. Notwithstanding ratification by the stockholders, the audit committee reserves the right to replace our independent registered public accounting firm at any time.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP.

Submission of Future Stockholder Proposals

Under SEC rules, a stockholder who intends to present a proposal at our 2013 annual meeting of stockholders, including the nomination of a director, and who wishes the proposal to be included in the proxy statement for that meeting must submit the proposal in writing to the Corporate Secretary of Molina Healthcare at 200 Oceangate, Suite 100, Long Beach, California 90802. The proposal must be received no later than November 27, 2012.

Stockholders who do not wish to follow the SEC rules in proposing a matter for action at the next annual meeting must notify Molina Healthcare in writing of the information required by the provisions of Molina Healthcare’s bylaws dealing with stockholder proposals. The notice must be delivered to Molina Healthcare’s Corporate Secretary between January 1, 2013 and January 31, 2013. You can obtain a copy of Molina Healthcare’s bylaws by writing to the Corporate Secretary at the address stated above.

Cost of Annual Meeting and Proxy Solicitation

Molina Healthcare pays the cost of the annual meeting and the cost of soliciting proxies. In addition to soliciting proxies by mail, Molina Healthcare may solicit proxies by telephone and similar means. No director, officer, or employee of Molina Healthcare will be specially compensated for these activities. Molina Healthcare also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay the brokers, banks, and other nominees certain expenses they incur for such activities.

Section  16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC, and to furnish us with copies of the forms. Purchases and sales of our equity securities by such persons are published on our website at www.molinahealthcare.com.

Based on our review of the copies of such reports, on our involvement in assisting our reporting persons with such filings, and on written representations from our reporting persons, we believe that, during 2011, each of our officers, directors, and greater than ten percent stockholders complied with all such filing requirements on a timely basis, except that certain administrative errors led to the inadvertently delayed filing of: (i) two Forms 4 for Terry Bayer, one for the sale of 1,700 shares on January 31, 2011, and one for the purchase on June 30, 2011 under the Company’s Employee Stock Purchase Plan (“ESPP”) of 1,346 shares; (ii) one Form 4 for Joseph White with respect to the purchase on June 30, 2011 under the Company’s ESPP of 228 shares; and (iii) four Forms 4 for Norman Nichols, one for the constructive sale on June 1, 2011 of 198 shares to pay withholding taxes in connection with a share vesting event, one for the purchase on June 30, 2011 under the Company’s ESPP of 1,207 shares, one for the constructive sale on October 3, 2011 of 358 shares to pay withholding taxes in connection with a share vesting event, and one for the purchase on December 30, 2011 of 93 shares under the Company’s ESPP. All of the delayed Form 4 filings have been corrected and updated; there were no short swing profits under Section 16(b) of the Securities Exchange Act with respect to any of the purchases or sales; and corrective administrative measures have been put into place to avoid such oversights in the future.

Househol ding

Under SEC rules, a single set of annual reports and proxy statements may be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. In accordance with a notice sent to certain stockholders who shared a single address, only one annual report and proxy statement will be sent to that address unless any stockholder at that address requested that multiple sets of documents be sent. However, if any stockholder who agreed to householding wishes to receive a separate annual report or proxy statement for 2012 or in the future, he or she may telephone toll-free 1-800-542-1061 or write to ADP, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Stockholders sharing an address who wish to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting ADP at the address set forth above, if they are record holders.

Other Matters

The board of directors knows of no other matters that will be presented for consideration at the meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Joseph M. Molina, M.D.
Chairman of the Board, Chief Executive Officer, and President

Dated: March 28, 2012

ANNUAL MEETING OF STOCKHOLDERS OF

MOLINA HEALTHCARE, INC.

May 2, 2012

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card

are available at http://phx.corporate-ir.net/phoenix.zhtml?c=137837&p=irol-reportsOther

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

■	20330000000000000000 9	050212

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

					FOR	AGAINST	ABSTAIN
1. Election of three (3) Class I Directors of the Company.				2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012.	☐	☐	☐
NOMINEES:
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Garrey E. Carruthers O Frank E. Murray, M.D. O John P. Szabo, Jr.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise.

If no direction is made, this proxy will be voted FOR Proposals 1 and 2. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 28, 2012.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF STOCKHOLDERS OF

MOLINA HEALTHCARE, INC.

May 2, 2012

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

Vote online/phone until 11:59 PM EST the day before the meeting.

COMPANY NUMBER

ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
IN PERSON - You may vote your shares in person by attending the Annual Meeting.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://phx.corporate-ir.net/phoenix.zhtml?c=137837&p=irol-reportsOther
i Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. i

■	20330000000000000000 9	050212

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE PROPOSALS BELOW. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
					FOR	AGAINST	ABSTAIN
1. Election of three (3) Class I Directors of the Company.				2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2012.	☐	☐	☐
NOMINEES:
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	O Garrey E. Carruthers O Frank E. Murray, M.D. O John P. Szabo, Jr.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). This proxy may be revoked by the undersigned stockholder(s) prior to its exercise.

If no direction is made, this proxy will be voted FOR Proposals 1 and 2. Your signature on this proxy is your acknowledgment of receipt of the Notice of Annual Meeting and Proxy Statement, both dated March 28, 2012.

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: —

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

■

Note:      Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

☐                         ¢

MOLINA HEALTHCARE, INC.

200 Oceangate, Suite 100

Long Beach, California 90802

This Proxy is Being Solicited on Behalf of the Board of Directors

The undersigned stockholder(s) of Molina Healthcare, Inc., a corporation under the laws of the State of Delaware, hereby appoints J. Mario Molina, M.D. and Jeff D. Barlow as proxies of the undersigned, each with the power to appoint a substitute, and hereby authorizes them, and each of them individually, to represent and to vote, as designated below, all of the shares of Molina Healthcare, Inc., which the undersigned is or may be entitled to vote at the 2012 Annual Meeting of Stockholders to be held at 300 Oceangate, Suite 950, Long Beach, California, 90802, at 10:00 a.m. local time, on May 2, 2012, or any adjournment or postponements thereof. The undersigned hereby revokes any proxy or proxies heretofore given to vote upon or act with respect to such shares in connection with the following matters and hereby ratifies and confirms all that the proxies, their substitutes, or any of them, may lawfully do by virtue hereof.

(Continued and to be signed on the reverse side.)

¢	14475 ¢